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August 18, 1986



Morgan Keegan Southern Capital Fund, Inc.
50 Front Street
Memphis, Tennessee 38103

Gentlemen:

    Please be advised that the 10,000 shares of Morgan Keegan Southern Capital Fund, Inc. which we have today purchased from you were purchased as an investment with no present intention of redeeming or selling such shares, nor do we have any intention of redeeming or selling such shares.

                                    Sincerely,

                                    MORGAN KEEGAN & COMPANY, INC.



                                    /s/ Joseph C. Weller
                                    Joseph C. Weller
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